Exhibit 10.2
July 31, 2018

Roger Chacko
Via Electronic Delivery

Dear Roger,

We are delighted to offer you the opportunity to join the Planet Fitness Executive Team. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:

1.Position and Duties. Effective July 31, 2018 you will be employed by the Company, on a full-time basis, as the Chief Commercial Officer. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you. You also agree to comply at all times with the Company’s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.
2.    Compensation and Benefits. The Company will pay you a bi-weekly salary of $19,230 ($500,000 annualized) subject to applicable withholdings. Your salary shall be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion.
(a)    Bonus Compensation. You are eligible to participate in the Planet Fitness Corporate Bonus Plan. You shall be eligible to earn an annual bonus, the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 50% of your Base Salary. The final calculation of your bonus to be based upon achievement of Company goals for the performance period. The bonus calculation for the 2018 performance year will capture a service calculation for the entire plan year and will not be subject to proration. You must be employed by the Company on the date that the bonus is paid to receive the bonus payout. The Company retains the right to modify its bonus plans at any time.
(b)    Long Term Incentive Award – Initial Grant on Date of Hire. On your date of hire you will be granted two distinct long term incentive awards as follows:
(i)    An award based upon a target fair value of approximately $500,000 (100% of base pay amount) comprised of 50% restricted stock units and 50% stock options with the restricted stock unit and exercise price of options to be determined by the closing share price on such date. This grant is governed by our 2015 Omnibus Incentive Plan and is subject to vesting of 25% annually over a period of four years beginning on your date of hire.
(ii)    An award based upon a target fair value of approximately $1,000,000 (200% of base pay amount) comprised of 50% restricted stock units and 50% stock options with the restricted stock unit and exercise price of options to be determined by the closing share price on such date. This grant is governed by our 2015 Omnibus Incentive Plan and is subject to vesting, in its entirety at 100%, upon the completion of three years of service commencing on your date of hire.
(iii)    Within two days of the initial grants, you will receive official grant documentation for each of the four initial grants referenced herein:

▪	Restricted Stock Unit grant valued at $250,000 to vest at a rate of 25% annually over a period of four years beginning on the date of hire.

▪	Stock Option grant valued at $250,000 to vest at a rate of 25% annually over a period of four years beginning on the date of hire.

▪	Restricted Stock Unit grant valued at $500,000 to vest at 100% upon completion of three years of service commencing on the date of hire.

▪	Stock Option grant valued at $500,000 to vest at 100% upon completion of three years of service commencing on the date of hire.
(c)    Long Term Incentive Award – Annual Award. You are eligible to receive an annual long term incentive award, up to 50% of your annual base pay amount, beginning in 2019 in accordance with the terms of the 2015 Omnibus Incentive Plan subject to company guidelines, stock ownership requirements and Board approval.  Annual grant awards are subject to vesting of 25% annually over a period of four years and are determined at the discretion of the Board of Directors.   Under the terms of the plan, annual grant eligibility and award is subject to final review and approval by the Board of Directors.
(d)    Relocation Assistance. The company will provide relocation expense assistance for your relocation to the Hampton, New Hampshire area up to a maximum reimbursement of $200,000. Relocation assistance payments are subject to all terms and conditions of the Relocation Assistance Agreement effective September 1, 2018 and provided herewith. Prior to the effective date of the Relocation Assistance Agreement of September 1, 2018, the company will reimburse you for all transitional housing and travel expenses incurred through August 31, 2018 via the normal business expense reimbursement program.
(e)    Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(f)    Paid Vacation Time. You are eligible for a vacation benefit of four (4) weeks of vacation time per calendar year, prorated per your date of hire and accrued on a bi-weekly basis. In addition, you are eligible for five floating holidays per calendar year. The company’s Paid Time-Off Policy is available upon request.

(g)    Business Expenses. The Company will reimburse you for all reasonable business related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to polices established by the Company.

3.    Confidential Information and Restricted Activities. Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition and Inventions Agreement, a copy of which is attached for your review and signature.

4.    At-Will Employment. By signing below, you acknowledge that you will be employed by the Company on an at-will basis which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. This offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
5.    Termination of Employment - Severance Payments. In the event of an involuntary termination of your employment, for a reason other than Cause, as defined herein, in addition to any Final Compensation, for a period of six (6) months following the date of such termination, the Company will pay you (i) your Base Salary plus (ii) an amount equal to the Company’s monthly share of the premium payments for your participation in the group health insurance plans of the Company as of immediately prior to the date of termination (the “Severance Payments”).
(a)    Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a release of claims and other customary terms in the form provided to you by the Company at the time your employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment terminates. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment will be made on the next regularly scheduled payroll date that follows the expiration of sixty (60) days from the date your employment terminates; but that first payment shall be retroactive to the date immediately following the date your employment terminates.
(b)    Termination for Cause.  The following, as determined by the Company in its reasonable judgment, shall constitute “Cause” for purposes of this Agreement:  (i) the

Employee’s substantial failure to perform (other than by reason of disability), or gross negligence in the performance of, his or her duties and responsibilities to the Company; (ii) the Employee’s commission of a felony or other crime involving moral turpitude; or (iii) other conduct by the Employee that is or could be reasonably be expected to be harmful to the business interests or reputation of the Company.
(c)    Benefits Termination. Except for any right you may have under the federal law known as “COBRA” to continued participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any payment of the Severance Payments or any other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

6.    Work Eligibility. Your offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Planet Fitness.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to Karen Ahern, VP of People and Culture by August 6, 2018. We look forward to having you as part of the Planet Fitness team! Welcome!

Sincerely yours,

PLA-FIT FRANCHISE, LLC            Accepted and Agreed:

By: /s/ Chris Rondeau             Signature: /s/ Roger Chacko
Chris Rondeau Roger Chacko     Date: July 31, 2018
Chief Executive Officer

By: /s/ Karen Ahern
Karen Ahern
VP People and Culture